EXHIBIT 5.1

May 5, 2009

Pool Corporation
109 Northpark Boulevard
Covington, Louisiana 70433-5001

Ladies and Gentlemen:

We have acted as counsel for Pool Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 3,900,000 shares of common stock of the Company, $.001 par value per share (the “Common Stock”), pursuant to the terms of the 2007 Long-Term Incentive Plan (the “Plan”).

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan for at least par value, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By: /S/ MARGARET F. MURPHY
Margaret F. Murphy
Partner